                            SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                                 Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[X]   Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                        MindSpring Enterprises, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------
     5) Total fee paid:

        -----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount previously paid:

        -----------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------
     3) Filing Party:

        -----------------------------------------------------------------------
     4) Date Filed:

                          MINDSPRING ENTERPRISES, INC.
                     1430 WEST PEACHTREE STREET, SUITE 400
                           ATLANTA, GEORGIA 30309



                                                                    May __, 1998

Dear Stockholder:

         You are cordially invited to attend the 1998 Annual Meeting of Stockholders of MindSpring Enterprises, Inc., to be held on Wednesday, June 17, 1998 at 9:00 a.m. (local time) at the High Museum of Art, Hill Auditorium, 1280 Peachtree Street, NE, Atlanta, Georgia.

         At this meeting, you will be asked to vote, in person or by proxy, on the following matters: (i) the election of two directors to serve on the Board of Directors, each for a three-year term; (ii) the approval of, as separate matters, amendments to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock and to eliminate the Company's Class C Preferred Stock; (iii) the approval of an amendment to the Company's 1995 Stock Option Plan to increase the number of shares of the Company's Common Stock that may be issued thereunder; (iv) the approval of an amendment to the Company's Directors Stock Option Plan to provide for discretionary grants of options to non-employee Directors of the Company; (v) the ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors; and (vi) any other business as may properly come before the meeting or any adjournments thereof. The official Notice of Meeting, Proxy Statement and form of proxy are included with this letter. The matters listed in the Notice of Meeting are described in detail in the accompanying Proxy Statement.

         Regardless of your plans for attending in person, it is important that your shares be represented and voted at the 1998 Annual Meeting. Accordingly, you are urged to complete, sign and mail the enclosed proxy card as soon as possible.

                                        Sincerely,



                                        CHARLES M. BREWER
                                        Chairman and Chief Executive Officer

                          MINDSPRING ENTERPRISES, INC.
                     1430 West Peachtree Street, Suite 400
                             Atlanta, Georgia 30309
                                 (404) 815-0770

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 17, 1998

         NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of MindSpring Enterprises, Inc. (the "Company") will be held on Wednesday, June 17, 1998 at 9:00 a.m. (local time) at the High Museum of Art, Hill Auditorium, 1280 Peachtree Street, NE, Atlanta, Georgia, to consider and act upon the following proposals:

         1. To elect two directors to serve on the Board of Directors, each for a three-year term and until their respective successors are elected and qualified;

         2. To approve and adopt an amendment to Article 4 of the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock;

         3. To approve and adopt an amendment to Article 4 of the Company's Amended and Restated Certificate of Incorporation to eliminate the Company's Class C Preferred Stock;

         4. To approve an amendment to the Company's 1995 Stock Option Plan to increase the number of shares of the Company's Common Stock that may be issued thereunder;

         5. To approve an amendment to the Company's Directors Stock Option Plan to provide for discretionary grants of options to non-employee Directors of the Company;

         6. To ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1998; and

         7. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         The Board of Directors has fixed the close of business on May 5, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Only holders of Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. A list of the Company's stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days before the Annual Meeting at the Company's offices. All stockholders are cordially invited to attend the Annual Meeting.

                                        By Order of the Board of Directors

                                        CHARLES M. BREWER
                                        Chairman and Chief Executive Officer
Atlanta, Georgia
May __, 1998

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH

REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

                          MINDSPRING ENTERPRISES, INC.
                     1430 WEST PEACHTREE STREET, SUITE 400
                             ATLANTA, GEORGIA 30309

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 17, 1998


                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

         This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are being furnished, on or about May ___, 1998, to the stockholders of MindSpring Enterprises, Inc. (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the 1998 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Wednesday, June 17, 1998 at 9:00 a.m. (local time) at the High Museum of Art, Hill Auditorium, 1280 Peachtree Street, NE, Atlanta, Georgia, and any adjournment thereof.

         If the enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED: (I) "FOR" PROPOSAL 1 TO ELECT THE BOARD OF DIRECTORS' TWO NOMINEES FOR DIRECTOR; (II) "FOR" PROPOSALS 2 AND 3 TO APPROVE, AS SEPARATE ITEMS, AMENDMENTS TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY'S COMMON STOCK AND TO ELIMINATE THE COMPANY'S CLASS C PREFERRED STOCK; (III) "FOR" PROPOSAL 4 TO APPROVE AN AMENDMENT TO THE COMPANY'S 1995 STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK THAT MAY BE ISSUED THEREUNDER; (IV) "FOR" PROPOSAL 5 TO APPROVE AN AMENDMENT TO THE COMPANY'S DIRECTORS STOCK OPTION PLAN TO PROVIDE FOR DISCRETIONARY GRANTS OF OPTIONS TO NON-EMPLOYEE DIRECTORS OF THE COMPANY; AND (V) "FOR" PROPOSAL 6 TO RATIFY THE BOARD OF DIRECTORS' APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT AUDITORS. If any other matters are properly brought before the Annual Meeting, proxies will be voted in the discretion of the proxy holders. The Company is not aware of any such matters that are proposed to be presented at its Annual Meeting.

         The cost of soliciting proxies in the form enclosed herewith will be borne entirely by the Company. In addition to the solicitation of proxies by mail, proxies may be solicited by directors, officers and regular employees of the Company, without extra remuneration, by personal interviews, telephone, telegraph or otherwise. The Company will request persons, firms and corporations holding shares in their name or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in doing so. The Company has retained Corporate Communications, Inc. to assist the Company in a variety of investor relations matters, including the solicitation of proxies. The Company pays Corporate Communications, Inc. a monthly fee of $4,000 for these services, plus reimbursement of out-of-pocket expenses.

         The securities that may be voted at the Annual Meeting consist of shares of Common Stock, par value $.01 per share ("Common Stock"), of the Company. Each outstanding share of Common Stock entitles its owner to one vote on each matter as to which a vote is taken at the Annual Meeting. The close of business on May 5, 1998 has been fixed by the Board of Directors as the record date (the "Record Date") for determination of stockholders entitled to vote at the Annual Meeting. On the Record Date, 7,572,830 shares of Common Stock were outstanding and entitled to vote. The presence, in person or by proxy, of at least a majority of the shares of Common Stock issued and outstanding and entitled to vote on the Record Date is necessary to constitute a quorum at the Annual Meeting.

         Assuming the presence of a quorum at the Annual Meeting, a plurality of the votes cast at the Annual Meeting is required for election of directors, a majority of the votes of the outstanding shares of Common Stock is required to approve the amendments to the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), and a majority of the votes cast at the Annual Meeting is required to approve the amendments to the Company's 1995 Stock Option Plan and Directors Stock Option Plan and to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the 1998 fiscal year. Unless otherwise required by law or the Company's Certificate of Incorporation or the Company's Amended and Restated Bylaws (the "Bylaws"), any other matter put to a stockholder vote will be decided by the affirmative vote of a majority of the votes cast on the matter.

         Abstentions and broker non-votes will be treated as shares that are present, in person or by proxy, and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting. Because abstentions will be counted for purposes of determining the shares present or represented at the Annual Meeting and entitled to vote, abstentions will have the same effect as a vote "against" Proposals 2, 3, 4, 5 and 6. Abstentions on Proposal 1 will not have any effect on the approval of Proposal 1. Broker non-votes on a particular matter are not deemed to be shares present and entitled to vote on such matter and, assuming presence of a quorum, will not affect whether any proposal other than Proposals 2 and 3 is approved at the Annual Meeting. Broker non-votes on Proposals 2 and 3 will have the same effect as a vote "against" Proposals 2 and 3.

         The presence of a stockholder at the Annual Meeting will not automatically revoke such stockholder's proxy. Stockholders may, however, revoke a proxy at any time prior to its exercise by filing with the Secretary of the Company a written notice of revocation, by delivering to the Company a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

                        --------------------------------

          THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSALS SET FORTH IN THIS PROXY STATEMENT.

                        --------------------------------

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)

         The Bylaws provide that the Board of Directors shall consist of not fewer than three directors nor more than fifteen directors and that the number of directors, within such limits, shall be determined by resolution of the Board of Directors. The Board of Directors currently consists of six directors, divided into three classes of directors serving staggered three-year terms. At the Annual Meeting, two directors will be elected, each for a three-year term, to fill positions in Class III, the term of which expires at the Annual Meeting. As described below, the Board of Directors' nominees for Class III are Charles M. Brewer and Campbell B. Lanier, III.

         Unless otherwise instructed on the proxy, properly executed proxies will be voted for the election as directors of Messrs. Brewer and Lanier. The Board of Directors believes that all such nominees will stand for election and will serve if elected. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, proxies will be voted by the proxy holders for the election of such other person or persons as the Board of Directors may recommend. Directors will be elected by a plurality vote.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF
                          ITS NOMINEES FOR DIRECTORS.

INFORMATION AS TO NOMINEES AND CONTINUING DIRECTORS

         The following table sets forth certain information regarding the Board of Directors' two nominees for election as directors and those directors who will continue to serve as such after the Annual Meeting.

                                            AGE AT      DIRECTOR            POSITION(S) HELD                          TERM
          NAME                         MARCH 31, 1998   SINCE (1)           WITH THE COMPANY                         EXPIRES
          ----                         --------------   ---------           ----------------                         -------
NOMINEES

Charles M. Brewer . . . . . . . . . . . . .   39          1994        Chairman, Chief Executive Officer                1998
Campbell B. Lanier, III (2)(3)  . . . . . .   47          1994                                                         1998

CONTINUING DIRECTORS

Michael S. McQuary  . . . . . . . . . . . .   38          1995        President, Chief Operating Officer               2000
William H. Scott, III (2)(3)  . . . . . . .   50          1994                                                         2000
Michael G. Misikoff . . . . . . . . . . . .   45          1995        Vice President, Chief Financial
                                                                      Officer, Secretary and Treasurer                 1999
O. Gene Gabbard (2)(3)  . . . . . . . . . .   57          1995                                                         1999

-------------------------

(1) The dates shown reflect the year in which these persons were first elected as directors of the Company or its predecessor.
(2)  Member of the Audit Committee
(3)  Member of the Compensation Committee

         The principal occupations for the past five years or more of each of the two nominees for director and the four directors whose terms of office will continue after the Annual Meeting are set forth below.

         CHARLES M. BREWER founded the Company and has served as Chief Executive Officer and Director of the Company since its inception in February 1994 and as Chairman since March 1996. He also served as the President of the Company from its inception until March 1996 and as the Secretary and Treasurer of the Company from its inception until January 1995. From May 1993 to January 1994, Mr. Brewer developed the concept for the Company and evaluated its prospects. Prior to starting the Company, he served as Chief Executive Officer of AudioFax, Inc. ("AudioFax"), a software company providing fax server software, from May 1992 to April 1993 and was the Chief Financial Officer of AudioFax from May 1989 to April 1992. Mr. Brewer received a BA in Economics from, and was a Phi Beta Kappa graduate of, Amherst College and received a Masters in Business Administration from Stanford University.

         O. GENE GABBARD has been a Director of the Company since December 1995. He has worked independently as an entrepreneur and consultant since February 1993. Mr. Gabbard currently serves as a director of ITC Holding Company, Inc. ("ITC Holding"), and several of its subsidiaries, as well as ITC/\DeltaCom, Inc. ("ITC/\DeltaCom") (a carriers' carrier and retail telecommunications company), Powertel, Inc. ("Powertel") (a wireless telecommunications company) (formerly known as InterCel, Inc.), KNOLOGY Holdings, Inc. ("KNOLOGY") (a broadband telecommunications services company) (formerly known as CyberNet Holding, Inc.), and two telecommunications technology companies, Dynatech Corporation and Adtran, Inc. From August 1990 through January 1993, he served as Executive Vice President and Chief Financial Officer of MCI Communications Corporation ("MCI"). He served in various senior executive capacities, including Chairman of the Board, President and Chief Executive Officer of Telecom*USA, Inc. ("Telecom") from December 1988 until Telecom's merger with MCI in August 1990. From July 1984 to December 1988, he was Chairman and/or President of SouthernNet, Inc. ("SouthernNet"), a long distance telecommunications company which was the predecessor to Telecom. Mr. Gabbard has served as a Managing Director of South Atlantic Private Equity Fund IV, Limited Partnership since 1997.

         CAMPBELL B. LANIER, III has served as a Director of the Company since November 1994. Mr. Lanier has served as Chairman of the Board and Chief Executive Officer of ITC Holding (or its predecessors) since its inception in 1985. In addition, Mr. Lanier is an officer and director of several ITC Holding subsidiaries. He is also the Chairman of ITC/\DeltaCom and is a director of ITC/\DeltaCom, KNOLOGY, National Vision Associates, Ltd. (a full service optical retailer), K&G Men's Centers (a discount retailer of men's clothing), Vice Chairman of the Board of AvData Systems, Inc. ("AvData") (a provider of data communications networks) and Chairman of the Board of Powertel. He served as Chairman of the Board of AvData from 1988 to 1990.
From 1984 to 1989, Mr. Lanier served as Chairman of the Board of Async Corporation ("Async") (a provider of voice messaging services). Mr. Lanier also served as Vice President - Industry Relations of Telecom from 1984 to 1988 and as Senior Vice President - Industry Relations from January 1989 until Telecom's merger with MCI in August 1990. From 1984 to 1985, he served as Chief Executive Officer of SouthernNet, and from 1985 to 1986 he was Vice Chairman of the Board of SouthernNet. Mr. Lanier has served as Managing Director of South Atlantic Private Equity Fund IV, Limited Partnership since 1997.

         MICHAEL S. MCQUARY has been the President of the Company since March 1996, the Chief Operating Officer of the Company since September 1995, and a Director of the Company since December 1995. He also served as the Company's Executive Vice President from October 1995 to March 1996 and the Company's Executive Vice President of Sales and Marketing from July 1995 to September 1995. Prior to joining the Company, Mr. McQuary served in a variety of management positions with Mobil Chemical Co., a petrochemical company, from August 1984 to June 1995, including Regional Sales Manager from April 1991 to February 1994 and Manager of Operations (Reengineering) from February 1994 to June 1995. Mr. McQuary received a BA in Psychology from the University of Virginia and a Masters in Business Administration from Pepperdine University.

         MICHAEL G. MISIKOFF has served as Vice President, Chief Financial Officer, Secretary, Treasurer and a Director of the Company since January 1995. From January 1992 to December 1994, Mr. Misikoff was the Acting Chief Financial Officer and a Director of InterCall Corporation, a subsidiary of ITC Holding that provides conference call services. From March 1991 to January 1992, Mr. Misikoff worked as an independent financial consultant. Mr. Misikoff served as Chief Financial Officer of Async from its startup in February 1985 until March 1991. He received a BBA in Accounting from Georgia State University.

         WILLIAM H. SCOTT, III has been a Director of the Company since November 1994. Mr. Scott has served as President of ITC Holding (or its predecessors) since December 1991 and has been a director of ITC Holding (or its predecessors) since May 1989. In addition, Mr. Scott is an officer and director of several ITC Holding subsidiaries. Mr. Scott is a director of ITC/\DeltaCom, KNOLOGY, Powertel and AvData. From 1989 to 1991, he served as Executive Vice President of ITC Holding. From 1985 to 1989, Mr. Scott was an officer and director of Async. Between 1984 and 1988, Mr. Scott held several offices with SouthernNet, including Chief Operating Officer, Chief Financial Officer, and Vice President - Administration. He was a director of SouthernNet from 1984 to 1987.

CORPORATE GOVERNANCE AND OTHER MATTERS

         The Board of Directors conducts its business through meetings and through its committees. The Board of Directors acts as a nominating committee for selecting candidates to stand for election as directors. Pursuant to the Bylaws, other candidates may also be nominated by any stockholder, provided such other nomination(s) are submitted in writing to the Secretary of the Company no later than 90 days prior to the meeting of stockholders at which such directors are to be elected, together with the identity of the nominator and the number of shares of the Company's stock owned, directly and indirectly, by the nominator. No such nominations have been received as of the date hereof in connection with the Annual Meeting.

         The Board of Directors currently has two committees, the Audit Committee and the Compensation Committee. The Audit Committee, among other things, recommends the firm to be appointed as independent accountants to audit the Company's financial statements, discusses the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's interim and year-end operating results, considers the adequacy of the internal accounting controls and audit procedures of the Company and reviews the non-audit services to be performed by the independent accountants. The current members of the Audit Committee are Messrs. Gabbard, Lanier and Scott. The Compensation Committee reviews and recommends the compensation arrangements for management of the Company and administers the Company's 1995 Stock Option Plan (the "1995 Stock Option Plan"). The current members of the Compensation Committee are Messrs. Gabbard, Lanier and Scott.

         During the year ended December 31, 1997, the Board of Directors held 12 meetings. During the same period, the Compensation Committee met twelve times and the Audit Committee met once. No incumbent director attended fewer than 75% of the total number of meetings of the Board of Directors and committees of the Board of Directors on which he served.

DIRECTOR COMPENSATION

         Since the Company's inception, members of the Board of Directors have not received any compensation for their service on the Board of Directors except as provided under the Company's Directors Stock Option Plan (the "Directors Stock Option Plan"). Under the Directors Stock Option Plan, 70,000 shares of Common Stock are authorized for issuance to non-employee directors (in the form of 10,000 options per director) upon their initial election or appointment to the Board, or, in the case of Messrs. Gabbard, Lanier and Scott, who joined the Board prior to the creation of the Directors Stock Option Plan, upon the adoption of the Directors Stock Option Plan by the Board. Options are exercisable at the fair market value of the Common Stock (as determined by the Board) on the date of grant. The Directors Stock Option Plan was amended in March 1998, subject to stockholder approval at the Annual Meeting, to provide for discretionary option grants. Each of Messrs. Gabbard, Lanier and Scott received a grant of 5,000 options upon adoption of this amendment.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

         Summary Compensation Table. The following table sets forth the compensation paid during the periods indicated to the Chief Executive Officer of the Company and to each of the four other most highly compensated executive officers of the Company during the fiscal year ended December 31, 1997 (the "Named Executive Officers").

                                                                                               LONG TERM
                                                                                          COMPENSATION AWARDS
                                                                                          -------------------
                                                                   ANNUAL                SECURITIES UNDERLYING
                                                                COMPENSATION                    OPTIONS (1)
                                                                ------------            ----------------------
 NAME AND PRINCIPAL POSITIONS                YEAR         SALARY          BONUS (1)
 ----------------------------                ----         ------          ---------
 Charles M. Brewer (2)                       1997        $150,000          $65,550               2,438
  Chairman and Chief Executive Officer       1996          84,000           20,000                 --
                                             1995          60,000           10,000                 --

 Michael S. McQuary (3)                      1997        $125,000          $43,700               2,438
  President and Chief Operating Officer      1996          84,000           36,035              38,746
                                             1995          47,750           23,978              51,647

 Michael G. Misikoff (4)                     1997        $105,000          $22,943               1,024
  Vice President, Chief Financial            1996          84,000            6,300                 --
  Officer, Secretary, Treasurer and          1995          55,000            1,500              51,647
  Director

 James T. Markle (5)                         1997         $96,000          $20,976                 936
  Vice President of Network Operations       1996          96,000            6,030                 --
                                             1995          84,000           15,750              25,823

 Alan J. Taetle (6) (7)                      1997         $92,833          $22,312                 981
  Senior Vice President of Marketing         1996          77,000            7,826                 --
                                             1995          70,000           13,125              36,653

--------------------------
(1) A portion of bonuses paid to Named Executive Officers of the Company are paid or awarded in the first quarter of the fiscal year following the year in which the bonus was earned.
(2) Mr. Brewer was granted options to purchase 2,438 shares of the Company's Common Stock in January 1998 for services performed in 1997.
(3) Mr. McQuary was granted options to purchase 2,438 shares of the Company's Common Stock in January 1998 for services performed in 1997 and options to purchase 12,912 shares of the Company's Common Stock in February 1997 for services performed in 1996.
(4) Mr. Misikoff was granted options to purchase 1,024 shares of the Company's Common Stock in January 1998 for services performed in 1997.
(5) Mr. Markle was granted options to purchase 936 shares of the Company's Common Stock in January 1998 for services performed in 1997.
(6) Mr. Taetle was granted options to purchase 981 shares of the Company's Common Stock in January 1998 for services performed in 1997.
(7) Mr. Taetle resigned his position as executive officer of the Company effective April 13, 1998.

         Option Grants. The following table sets forth information with respect to grants of stock options to each of the Named Executive Officers during the year ended December 31, 1997. All such grants were made under the Company's 1995 Stock Option Plan.

                                     OPTION GRANTS DURING 1997
                                     -------------------------
                                                                                            POTENTIAL REALIZED
                                                                                             VALUE AT ASSUMED
                                                                                          ANNUAL RATES OF STOCK
                                                                                          PRICE APPRECIATION FOR
                                             INDIVIDUAL GRANTS                                 OPTION TERM
                    ---------------------------------------------------------------------------------------------

                                    PERCENT OF
                                      TOTAL
                      NUMBER OF      OPTIONS
                     SECURITIES     GRANTED TO
                     UNDERLYING     EMPLOYEES
                       OPTION       IN FISCAL     EXERCISE                  EXPIRATION
       NAME          GRANTED (1)      YEAR         PRICE      GRANT DATE       DATE          5%          10%
       ----          -----------      ----         -----      ----------       ----          --          ---
Charles M. Brewer        --            --            --           --            --           --           --
Michael S. McQuary    12,912         8.5%         $9.125       2/26/97       2/26/07    $  74,098   $ 187,778
Michael G. Misikoff      --            --            --           --            --           --           --
James T. Markle          --            --            --           --            --           --           --
Alan J. Taetle           --            --            --           --            --           --           --

---------------------------

(1) All options represent shares of Common Stock. These options become exercisable as follows: (i) 50% of the options become exercisable two years after the date of grant, (ii) an additional 25% of the options become exercisable three years after the date of grant, and (iii) the remaining 25% of the options become exercisable four years after the date of grant.

         Option Exercises and Fiscal Year-End Values. The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the fiscal year ended December 31, 1997, the number of securities underlying unexercised options at 1997 year-end and the year-end value of all unexercised in-the-money options held by such individuals.


                                                       NUMBER OF SECURITIES
                                                  UNDERLYING UNEXERCISED OPTIONS     VALUE OF UNEXERCISED
                                                               AT                  IN-THE-MONEY OPTIONS AT
                            SHARES                      DECEMBER 31, 1997           DECEMBER 31, 1997(2)(3)
                         ACQUIRED ON    VALUE           -----------------           -----------------------
                          EXERCISE   REALIZED(1)   EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                          --------   -----------   -----------    -------------   -----------   -------------
Charles M. Brewer           --             --           --              --             --             --
Michael S. McQuary          --             --          25,824         64,569      $   828,305     $1,813,578
Michael G. Misikoff        25,823   $   199,741          --           25,824            --           851,805
James T. Markle             --             --          12,912         12,911          425,902        425,869
Alan J. Taetle             18,077       139,826         --            18,576           --            609,859

----------------------------
(1) Represents the difference between the exercise price and the closing price of the Common Stock on the Nasdaq National Market upon the date of exercise.
(2) Represents the difference between the exercise price and the closing price of the Common Stock on the Nasdaq National Market at December 31, 1997.
(3) Based on a per share price of $33.625 on December 31, 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

         The members of the Compensation Committee for the year ended December 31, 1997 were Messrs. Gabbard, Lanier and Scott.

         As of April 15, 1998, ITC Holding owned approximately 30% of the outstanding capital stock of the Company. Both Messrs. Lanier and Scott serve as executive officers and directors of ITC Holding. Mr. Gabbard also is a director of ITC Holding. As of October 20, 1997, Messrs. Lanier, Scott and Gabbard beneficially owned approximately 21.4%, 2.0% and less than 1.0%, respectively, of the common stock of ITC Holding. As of October 20, 1997, Messrs. Brewer and Misikoff each owned less than 1.0% of the common stock of ITC Holding.

         The Company has entered into certain business relationships with subsidiaries of ITC Holding. The Company leases T-1 telecommunications lines for data transport for some of its points of presence and purchases long distance telephone services, maintenance and installation services and wide area network transport service from ITC/\DeltaCom, Inc., which until October 20, 1997 was owned by ITC Holding and is now owned by substantially the same stockholders as ITC Holding. The Company pays ITC/\DeltaCom approximately $168,000 per month for these services. Charges from ITC/\DeltaCom totaled approximately $2,143,000 for the year ended December 31, 1997, of which the Company had paid approximately $1,888,000 as of December 31, 1997.

         The Company leases telephone lines from, and has contracts for maintenance and installation with, Interstate Telephone Company, Inc. ("Interstate Telephone"), a wholly-owned subsidiary of ITC Holding. The Company pays Interstate Telephone approximately $11,000 per month for these leased telephone lines. Charges from Interstate Telephone for telephone lines and installation charges and payments made to Interstate Telephone totaled approximately $133,000 for the year ended December 31, 1997.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors has prepared the following report on the Company's policies with respect to the compensation of executive officers for 1997.

         Decisions on compensation of the Company's executive officers generally are made by the Compensation Committee. The Compensation Committee also administers the Company's 1995 Stock Option Plan. No member of the Compensation Committee is an employee of the Company. During 1997, the Compensation Committee consisted of Messrs. Gabbard, Lanier and Scott.

         Policies Regarding Compensation of Executive Officers

         The Company's executive compensation policies are designed to (i) attract, motivate and retain experienced and qualified executives, (ii) increase the overall performance of the Company, (iii) increase stockholder value and (iv) enhance the performance of individual executives. The Company seeks to pay competitive salaries based upon individual performance combined with annual cash bonuses based on the Company's overall performance relative to corporate objectives, taking into account individual contributions and performance levels. The Compensation Committee believes that the level of base salaries plus bonuses should generally fall between the mid-point to the high end of the range of executive compensation paid by comparable telecommunications companies. In addition, it is the Company's policy to grant stock options to executives upon commencement of their employment with the Company and periodically thereafter as appropriate in order to strengthen the alliance of interest between such executives and the Company's stockholders.

         The following describes in more specific terms the elements of compensation that implement the Company's executive compensation policies, with specific reference to compensation reported for 1997:

         Base Salaries

         Base salaries for executive officers are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the individual, and the competitive marketplace for executive talent, including a comparison to base salaries paid for similar positions at other companies which are deemed appropriate comparisons for compensation purposes. Base salaries for executive officers are reviewed annually by the Compensation Committee and the Board of Directors.

         Annual salary adjustments are recommended by the Chief Executive Officer and the President after evaluating the previous year's performance and considering the new responsibilities of each executive officer. The Compensation Committee performs the same review of the Chief Executive Officer's performance and the President's performance. Individual performance evaluations take into account such factors as achievement of specific goals that are driven by the Company's strategic plan and attainment of specific individual objectives. The weight given to the various factors affecting an executive officer's base salary level is determined by the Compensation Committee on a case-by-case basis.

         Annual Cash Bonuses

         The Company's annual cash bonuses to its executive officers are based on both corporate and individual performance. Corporate performance is measured by reference to factors which reflect objective performance criteria over which management generally has the ability to exert some degree of control. These corporate performance factors consist of revenue and earnings targets established in the Company's strategic plan. Bonuses for 1997 were based upon the achievement of such financial objectives and certain operating objectives.

         Stock Option Grants

         Pursuant to the Company's 1995 Stock Option Plan, executive officers and other key employees are eligible to receive compensation in the form of options to purchase shares of the Company's Common Stock.

         The Compensation Committee grants stock options to the Company's executive officers in order to align their interests with the interests of the stockholders. Stock options are considered by the Compensation Committee to be an effective long-term incentive because the executives' gains are linked to increases in the stock value, which in turn provides stockholder gains. The Compensation Committee generally grants options to new executive officers and other key employees upon commencement of their employment with the Company and periodically thereafter upon the attainment of certain performance goals established by the Compensation Committee. The options generally are granted at an exercise price equal to the market price of the Common Stock on the date of grant (or 110% of the market price in the case of an optionee beneficially owning more than 10% of the outstanding Common Stock). Options granted to executive officers generally vest over a period of four years following the date of grant. The maximum option term is ten years (or five years in the case of an optionee beneficially owning more than 10% of the outstanding Common Stock). The greater the appreciation of the stock price in future periods, the greater the benefit to the holder of the options, thus providing an additional incentive to executive officers to create additional value for the Company's stockholders. Management of the Company believes that stock options have been helpful in attracting and retaining skilled executive personnel.

         In determining grants of options for executive officers, the Compensation Committee has reviewed competitive data of long-term incentive practices at other companies which are deemed appropriate comparisons for compensation purposes.

         Other Compensation

         The Company has adopted a contributory retirement plan (the "401(k) Plan") for all of its employees (including executive officers) age 21 and over with at least six months of service to the Company. The 401(k) Plan provides that each participant may contribute up to 15% of his or her salary (not to exceed the annual statutory limit).

         Chief Executive Officer Compensation

         The executive compensation policy described above is followed in setting Mr. Brewer's compensation. Mr. Brewer generally participates in the same executive compensation plans and arrangements available to the other senior executives. Accordingly, his compensation consists of an annual base salary, an annual cash bonus and long-term equity-linked compensation in the form of stock options. The Compensation Committee's general approach in establishing Mr. Brewer's compensation is to be competitive with peer companies, but to have a large percentage of his target compensation based upon objective performance criteria and targets established in the Company's strategic plan.

         Mr. Brewer's compensation for the year ended December 31, 1997 consisted of a base salary of $150,000 and a $65,550 cash bonus. In January, 1998, Mr. Brewer was granted stock options to purchase 2,438 shares of Common Stock for services performed in 1997. Mr. Brewer's salary and bonus compensation for 1997 were based on, among other factors, the Company's performance and the compensation of chief executive officers of comparable companies, although his compensation was not targeted to any particular group of these companies.

         Compensation Deductibility Policy

         Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and applicable Treasury regulations, no tax deduction is allowed for annual compensation in excess of $1 million paid to any of the Company's five most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of "outside directors" as defined for purposes of Section 162(m). All of the members of the Compensation Committee qualify as "outside directors." The Compensation Committee intends to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to the Company's executive officers.

                                        Respectfully submitted,

                                        Compensation Committee


                                        O. Gene Gabbard
                                        Campbell B. Lanier, III
                                        William H. Scott, III

STOCK PERFORMANCE CHART

         The following chart sets forth comparative information regarding the Company's cumulative stockholder return on its Common Stock since March 14, 1996. Total stockholder return is measured by dividing total dividends (assuming dividend reinvestment) plus share price change for a period by the share price at the beginning of the measurement period. The Company's cumulative stockholder return based on an investment of $100 at March 14, 1996 when the Common Stock was first traded on the Nasdaq National Market, at its closing price of $8.875, is compared to the cumulative total return of the CRSP Total Return Index for the Nasdaq National Market (U.S. Companies) (the "Nasdaq Market Index") and the CRSP Total Return Index for Nasdaq Computer and Data Processing Services Stocks (the "C&DP Index") during that same period.

            COMPARISON OF TWENTY-ONE MONTH CUMULATIVE TOTAL RETURN*
                      AMONG MINDSPRING ENTERPRISES, INC.,
                   THE NASDAQ MARKET INDEX AND THE C&DP INDEX



                                    MindSpring                   NASDAQ Stock            NASDAQ Computer and
                                 Enterprises, Inc.         Market (U.S. Companies)            DP Stocks
March 14, 1996                           $100.00                      $100.00                       $100.00
March 29, 1996                             88.73                       101.07                        101.01
June 28, 1996                             119.72                       109.32                        112.28
September 30, 1996                        123.94                       113.21                        114.51
December 31, 1996                          69.01                       118.76                        119.09

March 31, 1997                             80.28                       112.33                        110.52
June 30, 1997                             118.31                       132.93                        141.71
September 30, 1997                        243.66                       155.41                        154.98
December 31, 1997                         378.87                       145.78                        146.29





* $100 invested on March 14, 1996, including reinvestment of dividends. Fiscal year ending December 31, 1997.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company has adopted a policy requiring that any material transactions between the Company and persons or entities affiliated with officers, directors or principal stockholders of the Company be on terms no less favorable to the Company than reasonably could have been obtained in arms' length transactions with independent third parties.

         For a summary of certain transactions and relationships among the Company and its associated entities, and among the directors, executive officers and stockholders of the Company and its associated entities, see "Executive Compensation--Compensation Committee Interlocks and Insider Participation."

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's directors, officers and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Directors, officers and greater than ten percent beneficial owners are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on a review of copies of such forms furnished to the Company and certain of the Company's internal records, or upon written representations that no Form 5s were required, the Company believes that during the year ended December 31, 1997, all Section 16(a) filing requirements applicable to its directors, officers and greater than ten percent beneficial owners were satisfied with the exception that Mr. Esa Ahola, Mr. Lance Weatherby and Ms. Susan Nicholson each failed to file one report on a timely basis.

                 APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF
                    INCORPORATION TO INCREASE THE NUMBER OF
                       AUTHORIZED SHARES OF COMMON STOCK
                                  (PROPOSAL 2)

         On April 28, 1998, the Board of Directors adopted an amendment to
Article 4 of the Certificate of Incorporation, subject to stockholder approval at the Annual Meeting, to increase the number of authorized shares of Common Stock to 60,000,000 shares from 15,000,000 shares, and as a result, to increase the Company's total authorized shares of capital stock to 61,000,000 from 21,000,000 (assuming approval of Proposal 3 to eliminate the Company's Class C Preferred Stock, par value $.01 per share (the "Class C Preferred Stock")). At the Annual Meeting, the stockholders of the Company will be asked to consider and vote on the proposed amendment to Article 4 of the Certificate of Incorporation, substantially in the form included in Attachment A hereto. The Board of Directors recommends that the stockholders of the Company adopt Proposal 2. If Proposal 2 is approved by the stockholders at the Annual Meeting, the proposed amendment to the Certificate of Incorporation will become effective upon the filing of a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of the State of Delaware, which is expected to occur promptly after the Annual Meeting. Unless otherwise instructed on the proxy, properly executed proxies will be voted in favor of approving the proposed amendment to Article 4 of the Certificate of Incorporation to increase the number of authorized shares of Common Stock to 60,000,000. The affirmative vote of a majority of the voting rights of the shares of Common Stock outstanding as of the Record Date is required to approve Proposal 2.

         The Certificate of Incorporation currently authorizes 21,000,000 shares of capital stock, divided into three classes as follows: (i) 15,000,000 shares of Common Stock; (ii) 5,000,000 shares of Class C Preferred Stock; and
(iii) 1,000,000 shares of serial preferred stock, par value $.01 per share (the "Preferred Stock"), of which 7,572,830 shares of Common Stock and no shares of Class C Preferred Stock and no shares of Preferred Stock were issued and outstanding on the Record Date. As of the Record Date, 598,739 shares of Common Stock were subject to issuance upon exercise of outstanding options previously issued by the Company.

         The Board of Directors believes that the proposed increase in the authorized shares of Common Stock is desirable to enhance the Company's flexibility in connection with possible future actions, such as stock splits, stock dividends, acquisitions, financing transactions, employee benefit plan issuances, and such other corporate purposes as may arise. Having such authorized Common Stock available for issuance in the future will give the Company greater flexibility and will allow additional shares of Common Stock to be issued without the expense and delay of a stockholders' meeting. Such a delay might deny the Company the flexibility the Board views as important in facilitating the effective use of the Company's securities. The rules of the National Association of Securities Dealers, Inc. ("NASD") currently require stockholder approval by issuers of securities quoted on the Nasdaq National Market, on which the Common Stock is currently quoted, as to the issuance of shares of common stock or securities convertible into common stock in several instances, including actions resulting in a change of control of the company, acquisition transactions involving directors, officers or substantial security holders where the present or potential issuance of such securities could result in an increase in outstanding common shares or voting power of 5% or more, acquisition transactions generally where the present or potential issuance of such securities could result in an increase in the voting power or outstanding common shares of 20% or more, and certain other sales or issuances of common stock (or securities convertible into or exercisable for common stock) in a non-public offering equal to 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. Exceptions to these rules may be made upon application to the NASD. In other instances, the issuance of additional shares of Common Stock remains within the discretion of the Board of Directors, without the requirement of further action by stockholders except as otherwise required by applicable law or any stock exchange on which the Company's securities may then be listed. The Company is not currently engaged in any negotiations with respect to the use of any shares of the additional authorized Common Stock, nor are there currently any commitments, arrangements, understandings or plans with respect to the issuance of such shares.

         If the proposal to increase the authorized shares of Common Stock is approved, the additional authorized shares will be part of the existing class of such Common Stock and will increase the number of shares of Common Stock available for issuance by the Company, but will have no effect upon the terms of the Common Stock or the rights of the holders of such shares. If and when issued, the proposed additional authorized shares of Common Stock will have the same rights and privileges as the shares of Common Stock currently outstanding. Holders of Common Stock will not have preemptive rights to purchase additional shares of Common Stock.

         The future issuance of additional shares of Common Stock on other than a pro rata basis may dilute the ownership of current stockholders. Such additional shares also could be used to block an unsolicited acquisition through the issuance of large blocks of stock to persons or entities considered by the Company's officers and directors to be opposed to such acquisition, which might be deemed to have an anti-takeover effect (i.e., might impede the completion of a merger, tender offer or other takeover attempt). In fact, the mere existence of such a block of authorized but unissued shares, and the Board's ability to issue such shares without stockholder approval, might deter a bidder from seeking to acquire shares of the Company on an unfriendly basis. While the authorization of additional shares of Common Stock might have such effects, the Board of Directors of the Company does not intend or view the proposed increase in authorized Common Stock as an anti-takeover measure, nor is the Company aware of any proposed transactions of this type.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

                  APPROVAL OF AN AMENDMENT TO THE CERTIFICATE
                         OF INCORPORATION TO ELIMINATE
                          THE CLASS C PREFERRED STOCK
                                  (PROPOSAL 3)

         On April 28, 1998, the Board of Directors adopted amendments to
Article 4 of the Certificate of Incorporation, subject to stockholder approval at the Annual Meeting, to eliminate the 5,000,000 authorized shares of the Company's Class C Preferred Stock. At the Annual Meeting, the stockholders of the Company will be asked to consider and vote on the proposed amendments to
Article 4 of the Certificate of Incorporation, substantially in the form included in Attachment A hereto. The Board of Directors recommends that the stockholders of the Company adopt Proposal 3. If Proposal 3 is approved by the stockholders at the Annual Meeting, the proposed amendment to the Certificate of Incorporation will become effective upon the filing of a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of the State of Delaware, which is expected to occur promptly after the Annual Meeting. Unless otherwise instructed on the proxy, properly executed proxies will be voted in favor of approving the proposed amendment to Article 4 of the Certificate of Incorporation to eliminate the Class C Preferred Stock. The affirmative vote of a majority of the voting rights of the shares of Common Stock outstanding as of the Record Date is required to approve Proposal 3.

         The Board of Directors believes that the elimination of the Class C Preferred Stock is in the best interests of the Company and its stockholders. The Class C Preferred Stock was originally included in the Certificate of Incorporation specifically for issuance to ITC Holding in connection with a loan made to the Company by ITC Holding. All 100,000 shares of the Class C Preferred Stock that were issued to ITC Holding automatically converted into shares of the Company's Common Stock upon completion of the Company's initial public offering, pursuant to the conversion terms of the Class C Preferred Stock. Because the Company is not required to issue any additional shares of Class C Preferred Stock to ITC Holding or otherwise, and because the Class C Preferred Stock was authorized for one specific transaction, the Board of Directors believes that the Class C Preferred Stock can be eliminated. The Certificate of Incorporation authorizes the Board of Directors to provide for the issuance of up to 1,000,000 shares of one or more series of preferred stock, having such rights and preferences, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges, as the Board of Directors may determine to be appropriate. The Board of Directors believes that this authority, combined with the authority to issue Common Stock and various types of debt instruments, provides adequate flexibility for financing, acquisition or other transactions that may arise in the future.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 3

                        APPROVAL OF AN AMENDMENT TO THE
                     1995 STOCK OPTION PLAN TO INCREASE THE
                        NUMBER OF SHARES OF COMMON STOCK
                         THAT MAY BE ISSUED THEREUNDER
                                  (PROPOSAL 4)

         On February 25, 1998, the Board of Directors adopted an amendment to the Company's 1995 Stock Option Plan, subject to stockholder approval at the Annual Meeting, to increase the number of shares of Common Stock that may be issued thereunder to 1,000,000 shares from 900,000 shares. At the Annual Meeting, the stockholders of the Company will be asked to consider and vote on the proposed amendment to the 1995 Stock Option Plan. Unless otherwise instructed on the proxy, properly executed proxies will be voted in favor of approving the proposed amendment to the 1995 Stock Option Plan. The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve Proposal 4.

         The purpose of the 1995 Stock Option Plan is to advance the interests of the Company by providing eligible individuals an opportunity to acquire or increase a proprietary interest in the Company, which thereby will create a stronger incentive to expend maximum effort for the growth and success of the Company and will encourage such eligible individuals to remain in the employ of the Company. The Board of Directors believes that stock options are important to attract and to encourage the continued employment and service of officers and other key employees by facilitating their purchase of a stock interest in the Company and that increasing the aggregate number of stock options available under the 1995 Stock Option Plan will afford the Company additional flexibility in making awards deemed necessary in the future. The only change proposed by the amendment is an increase in the number of shares that may be issued under the 1995 Stock Option Plan. The amendment does not alter the considerations of the Compensation Committee with respect to grants under the 1995 Stock Option Plan. Because the award of options is completely within the discretion of the Compensation Committee, it is not possible to determine at this time the awards that may be made to officers or other employees.

         The following is a summary description of the 1995 Stock Option Plan, which was originally approved by the stockholders of the Company effective December 27, 1995 and an amendment to which was approved by the stockholders of the Company on May 28, 1997.

DESCRIPTION OF THE 1995 STOCK OPTION PLAN

         Under the Company's 1995 Stock Option Plan, 1,000,000 shares of Common Stock are reserved and authorized for issuance upon the exercise of options issued pursuant to the 1995 Stock Option Plan. All employees of the Company are eligible to receive options under the 1995 Stock Option Plan, which is administered by the Compensation Committee of the Board of Directors. Options granted under the 1995 Stock Option Plan are intended to qualify as incentive stock options under Section 422 of the Code, unless they exceed certain limitations or are specifically designated otherwise. As of March 31, 1997, options to purchase 679,826 shares of Common Stock had been granted (net of forfeitures) under the 1995 Stock Option Plan, at exercise prices ranging from $.64 to $65.56 per share.

         The option exercise price for incentive stock options granted under the 1995 Stock Option Plan may not be less than 100% of the fair market value of the Common Stock on the date of grant of the option (or 110% in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding Common Stock). In the case of an option not intended to constitute an incentive stock option, the option price shall be not less than the par value of the stock covered by the option. The maximum option term is 10 years (or five years in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding Common Stock). Options generally become exercisable as follows: (i) 50% of the options become exercisable two years after the date of grant, or in certain cases, the commencement date of the holder's employment; (ii) an additional 25% of the options become exercisable three years after the date of grant, or in certain cases, the commencement date of the holder's employment; and (iii) the remaining 25% of the options become exercisable four years after the date of grant, or in certain cases, the commencement date of the holder's employment.

         Payment for shares purchased under the 1995 Stock Option Plan may be made either in cash or, if permitted by the particular option agreement, by exchanging shares of Common Stock of the Company with a fair market value equal to the total option exercise price plus cash for any difference. Options may, if permitted by the particular option agreement, be exercised by directing that certificates for the shares purchased be delivered to a licensed broker as agent for the optionee, provided that the broker tenders to the Company cash or cash equivalents equal to the option exercise price.

         The Board of Directors may terminate or suspend the 1995 Stock Option Plan at any time. Unless previously terminated, the 1995 Stock Option Plan will terminate automatically on February 21, 2005, the tenth anniversary of the date of adoption of the 1995 Stock Option Plan by the Board of Directors.

FEDERAL INCOME TAX CONSEQUENCES

         The grant of an option is not a taxable event for the optionee or the Company.

         Incentive Stock Options. An optionee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of shares of Common Stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the optionee holds the shares of Common Stock for at least two years after the date of grant and for one year after the date of exercise (the "holding period requirement"). The Company will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

         For the exercise of an incentive stock option to qualify for the foregoing tax treatment, the optionee generally must be an employee of the Company from the date the option is granted through a date within three months before the date of exercise of the option. In the case of an optionee who is disabled, the three-month period is extended to one year. In the case of an employee who dies, the three-month period and the holding period requirement for shares of Common Stock received pursuant to the exercise of the option are waived.

         If all of the requirements for incentive option treatment are met except for the holding period requirement, the optionee will recognize ordinary income upon the disposition of shares of Common Stock received pursuant to the exercise of an incentive stock option in an amount equal to the excess of the fair market value of the shares of Common Stock at the time the option was exercised over the exercise price. The balance of the realized gain, if any, will be long- or short-term capital gain, depending upon whether or not the shares of Common Stock were sold more than one year after the option was exercised. The Company will be allowed a business expense deduction to the extent the optionee recognizes ordinary income, subject to Section 162(m) of the Code as summarized below.

         If an optionee exercises an incentive stock option by tendering shares of Common Stock with a fair market value equal to part or all of the option exercise price, the exchange of shares will be treated as a nontaxable exchange (except that this treatment would not apply if the optionee had acquired the shares being transferred pursuant to the exercise of an incentive stock option and had not satisfied the holding period requirement summarized above). If the exercise is treated as a tax free exchange, the optionee would have no taxable income from the exchange and exercise (other than alternative minimum taxable income as noted above) and the tax basis of the shares of Common

Stock exchanged would be treated as the substituted basis for the shares of Common Stock received. If the optionee used shares received pursuant to the exercise of an incentive stock option (or another statutory option) as to which the optionee had not satisfied the holding period requirement, the exchange would be treated as a taxable disqualifying disposition of the exchanged shares, and the excess of the fair market value of the shares tendered over the optionee's basis in the shares would be taxable.

         Non-Qualified Options. Upon exercising an option that is not an incentive stock option, an optionee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares of Common Stock on the date of exercise. Upon a subsequent sale or exchange of shares of Common Stock acquired pursuant to the exercise of a non-qualified stock option, the optionee will have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of Common Stock (generally, the amount paid for the shares of Common Stock plus the amount treated as ordinary income at the time the option was exercised).

         If the Company complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Code, it will be entitled to a business expense deduction in the same amount and generally at the same time as the optionee recognizes ordinary income. Under Section 162(m) of the Code, if the optionee is one of certain specified executive officers, then, unless certain exceptions apply, the Company is not entitled to deduct compensation with respect to the optionee, including compensation related to the exercise of stock options, to the extent such compensation in the aggregate exceeds $1,000,000 for the taxable year. The options are intended to comply with the exception to Section 162(m) for "performance-based" compensation.

         If the optionee surrenders shares of Common Stock in payment of part or all of the exercise price for non-qualified stock options, no gain or loss will be recognized with respect to the shares of Common Stock surrendered (regardless of whether the shares were acquired pursuant to the exercise of an incentive stock option) and the optionee will be treated as receiving an equivalent number of shares of Common Stock pursuant to the exercise of the option in a nontaxable exchange. The basis of the shares of Common Stock surrendered will be treated as the substituted tax basis for an equivalent number of option shares received and the new shares will be treated as having been held for the same holding period as had expired with respect to the transferred shares. The difference between the aggregate option exercise price and the aggregate fair market value of the shares of Common Stock received pursuant to the exercise of the option will be taxed as ordinary income. The optionee's basis in the additional shares of Common Stock will be equal to the amount included in the optionee's income.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 4.

                        APPROVAL OF AN AMENDMENT TO THE
                     DIRECTORS STOCK OPTION PLAN TO PROVIDE
                     FOR DISCRETIONARY GRANTS OF OPTIONS TO
                     NON-EMPLOYEE DIRECTORS OF THE COMPANY
                                  (PROPOSAL 5)

         On March 25, 1998, the Board of Directors adopted an amendment to the Directors Stock Option Plan, subject to stockholder approval at the Annual Meeting, to provide for discretionary grants of options to non-employee Directors of the Company. At the Annual Meeting, the stockholders of the Company will be asked to consider and vote on the proposed amended Directors Stock Option Plan, substantially in the form included in Attachment B hereto. Unless otherwise instructed on the proxy, properly executed proxies will be voted in favor of approving the proposed amended Directors Stock Option Plan. The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve Proposal 5.

         The purpose of the Directors Stock Option Plan is to advance the interests of the Company by providing eligible individuals an opportunity to acquire or increase a proprietary interest in the Company, which thereby will create a stronger incentive to expend maximum effort for the growth and success of the Company and will encourage such eligible individuals to remain in the service of the Company. The Board of Directors believes that stock options are important to attract and to encourage the continued service of non-employee Directors by facilitating their purchase of a stock interest in the Company and that providing for discretionary grants of options under the Directors Stock Option Plan will afford the Company additional flexibility in making awards deemed necessary to achieve the purpose of the Directors Stock Option Plan.
The only modifications to the Directors Stock Option Plan that are being proposed relate to the provision of discretionary grants of options to non-employee Directors. Such modifications include providing for stockholder approval of amendments to the Directors Stock Option Plan only if such approval is required by applicable law or stock market regulations. The award of discretionary options may be made to any non-employee Director of the Company. The Board of Directors has not made any determinations with respect to future discretionary grants of such options

         The following is a summary description of the Directors Stock Option Plan, which was originally approved by stockholders of the Company effective December 1995.

DESCRIPTION OF THE DIRECTORS STOCK OPTION PLAN

         Under the Company's Directors Stock Option Plan, 70,000 shares of Common Stock are reserved and authorized for issuance upon the exercise of options issued pursuant to the Directors Stock Option Plan. All non-employee Directors of the Company are eligible to receive options under the Directors Stock Option Plan, which is administered by the Board of Directors. Options are issued to non-employee Directors of the Company under the Directors Stock Option Plan upon their initial election or appointment to the Board of Directors (in the form of 10,000 options per director) ("Formula Grants") and at the discretion of and in an amount determined by the Board of Directors thereafter ("Discretionary Grants"). As of the Record Date, options to purchase 45,000 shares of Common Stock had been granted under the Directors Stock Option Plan, at exercise prices ranging from $6.38 to $65.56 per share.

         The option exercise price for stock options granted pursuant to Formula Grants under the Directors Stock Option Plan is equal to the fair market value of the Common Stock (as determined by the Board of Directors) on the date of grant of the option. The maximum option term of options granted pursuant to Formula Grants is 10 years and 30 days. Options granted pursuant to Formula Grants generally become exercisable as follows: (i) 50% of the options become exercisable two years after the date of grant; (ii) an additional 25% of the options become exercisable three years after the date of grant; and (iii) the remaining 25% of the options become exercisable four years after the date of grant. The exercise price, option term and vesting schedule of options granted pursuant to Discretionary Grants under the Directors Stock Option Plan are established by the Board of Directors, in its discretion, at the time of grant.

         Payment for shares purchased under the Directors Stock Option Plan may be made, as determined by the Board of Directors and set forth in the option agreement pertaining to the option, either in cash or by exchanging shares of Common Stock of the Company with a fair market value equal to the total option exercise price plus cash for any difference. Options may, if permitted by the option agreement relating to such options, be exercised by directing that certificates for the shares purchased be delivered to a licensed broker as agent for the optionee, provided that the broker tenders to the Company cash or cash equivalents equal to the option exercise price.

         The Board of Directors may terminate or suspend the Directors Stock Option Plan at any time. Unless previously terminated, the Directors Stock Option Plan will terminate automatically on December 22, 2005, the tenth anniversary of the date of adoption of the Directors Stock Option Plan by the Board of Directors.

FEDERAL INCOME TAX CONSEQUENCES

         The grant of an option is not a taxable event for the optionee or the Company.

         Upon exercising an option, an optionee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares of Common Stock on the date of exercise. Upon a subsequent sale or exchange of shares of Common Stock acquired pursuant to the exercise of a non-qualified stock option, the optionee will have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of Common Stock (generally, the amount paid for the shares of Common Stock plus the amount treated as ordinary income at the time the option was exercised). If the Company complies with applicable reporting requirements, it will be entitled to a business expense deduction in the same amount and generally at the same time as the optionee recognizes ordinary income.

         If the optionee surrenders shares of Common Stock in payment of part or all of the exercise price for the stock options, no gain or loss will be recognized with respect to the shares of Common Stock surrendered and the optionee will be treated as receiving an equivalent number of shares of Common Stock pursuant to the exercise of the option in a nontaxable exchange. The basis of the shares of Common Stock surrendered will be treated as the substituted tax basis for an equivalent number of option shares received and the new shares will be treated as having been held for the same holding period as had expired with respect to the transferred shares. The difference between the aggregate option exercise price and the aggregate fair market value of the shares of Common Stock received pursuant to the exercise of the option will be taxed as ordinary income. The optionee's basis in the additional shares of Common Stock will be equal to the amount included in the optionee's income.

PLAN BENEFITS

         Employees of the Company are not eligible to receive options under the Directors Stock Option Plan. The only individuals eligible to receive stock options under this plan are the Company's non-employee Directors. As of March 31, 1998, each of the Company's non-employee Directors had been granted an aggregate of 15,000 options under the Directors Stock Option Plan (including 5,000 options each that were granted in connection with the amendment to the Directors Stock Option Plan). The average per share exercise price of these options is $26.11. The exercise price of options granted under the Director Stock Option Plan has not been less than the fair market value of the Company's Common Stock on the date of grant, as determined pursuant to the Director Stock Option Plan. Based on the closing price of $64.25 per share on March 31, 1998, the aggregate market value of the 15,000 shares of Common Stock underlying the options granted in connection with the amendment to the Directors Stock Option Plan is $963,750.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 5.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
                                  (PROPOSAL 6)

         The Board of Directors has appointed Arthur Andersen LLP ("Arthur Andersen") as the Company's independent auditors for the fiscal year ending December 31, 1998, subject to ratification by stockholders at the Annual Meeting. Representatives of Arthur Andersen will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and be available to respond to appropriate questions. Unless otherwise instructed on the proxy, properly executed proxies will be voted in favor of ratifying the appointment of Arthur Andersen to audit the books and accounts of the Company for the fiscal year ending December 31, 1998. The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve Proposal 6.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 6.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

         The following table provides information as of April 15, 1998 concerning beneficial ownership of Common Stock by (1) each person or entity known by the Company to beneficially own more than 5% of the outstanding Common Stock, (2) each director and nominee for director of the Company, (3) each Named Executive Officer, and (4) all directors and executive officers of the Company as a group. The information as to beneficial ownership has been furnished by the respective stockholders, directors and executive officers of the Company, and, unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.


                                                          AMOUNT AND
                                                           NATURE OF           PERCENT OF
                                                          BENEFICIAL             COMMON
                      NAME OF BENEFICIAL OWNER          OWNERSHIP (1)       STOCK OUTSTANDING
                      ------------------------          --------------      -----------------
                      ITC  Service Company, Inc.           2,274,689               30.1%
                      (2)(3)
                      Charles M. Brewer(4)                   840,001               11.1
                      O. Gene Gabbard(5)(6)                   10,000                *
                      Campbell B. Lanier, III(6)(7)           10,000                *
                      James T. Markle (8) .                   19,427                *
                      Michael S. McQuary(9)                   85,485                1.1
                      Michael G. Misikoff (10)                94,707                1.3
                      William H. Scott, III(6)(11)            11,500                *
                      Alan J. Taetle(12)  .                   23,288                *
                      All executive officers and           1,124,554               14.6
                        directors as a group (10
                        persons)(13)
----------

*        Less than one percent.
(1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if such person has or shares voting power or investment power with respect to such security, or has the right to acquire beneficial ownership at any time within 60 days from April 15, 1998. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.
(2) ITC Holding Company, Inc. indirectly owns these shares through its indirect, wholly owned subsidiary, ITC Service Company. The address of both ITC Holding Company, Inc. and ITC Service Company is 1239 O.G. Skinner Drive, West Point, Georgia 31833.
(3) ITC Holding has pledged all of its stock in the Company to certain lenders in connection with a credit agreement dated October 20, 1997.
(4) The address for Charles M. Brewer is MindSpring Enterprises, Inc., 1430 West Peachtree Street, Suite 400, Atlanta, Georgia 30309.
(5) Includes 5,000 shares of Common Stock that Mr. Gabbard has the right to purchase within 60 days from April 15, 1998 pursuant to options.
(6) Mr. Lanier is Chairman of the Board, Chief Executive Officer and a beneficial owner of approximately 21.4% of the common stock of ITC Holding (as of October 20, 1997). Mr. Scott is the President and a director of ITC Holding and is a beneficial owner of 2.0% of its common stock (as of October 20, 1997). Mr. Scott's beneficial ownership of MindSpring includes 500 shares of Common Stock held by his wife and 1,000 shares of Common Stock held in trust for Mr. Scott's minor daughter, of which Mr. Scott's wife is trustee. Mr. Gabbard is a director of ITC Holding and a beneficial owner of less than 1% of its common stock (as of October 20, 1997). Each of Messrs. Lanier, Scott and Gabbard disclaims beneficial ownership of the shares of the Company's Common Stock held by ITC Holding.

(7) Includes 5,000 shares of Common Stock that Mr. Lanier has the right to purchase within 60 days from April 15, 1998 pursuant to options.
(8) Includes 19,367 shares of Common Stock that Mr. Markle has the right to purchase within 60 days from April 15, 1998 pursuant to options.
(9) Includes 33,565 shares of Common Stock that Mr. McQuary has the right to purchase within 60 days from April 15, 1998 pursuant to options.
(10) Includes 12,912 shares of Common Stock that Mr. Misikoff has the right to purchase within 60 days from April 15, 1998 pursuant to options.
(11) Includes 5,000 shares of Common Stock that Mr. Scott has the right to purchase within 60 days from April 15, 1998 pursuant to options.
(12) Includes 9,038 shares of Common Stock that Mr. Taetle has the right to purchase within 60 days from April 15, 1998 pursuant to options. Mr. Taetle resigned his position as executive officer of the Company effective April 13, 1998.
(13) Includes 119,828 shares of Common Stock that such persons have the right to purchase within 60 days from April 15, 1998 pursuant to options.

                  DATE OF SUBMISSION OF STOCKHOLDER PROPOSALS
                       TO BE INCLUDED IN PROXY MATERIALS

         Any proposal or proposals intended to be presented by any stockholder at the 1999 Annual Meeting of Stockholders must be received by the Company by January __, 1999 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.

                        OTHER BUSINESS TO BE TRANSACTED

         As of the date of this Proxy Statement, the Board of Directors knows of no other business which may come before the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is the intention of the proxy holders to vote or act in accordance with their best judgment with respect to such matters.


                                        By Order of the Board of Directors


                                        CHARLES M. BREWER
                                        Chairman and Chief
                                        Executive Officer


Atlanta, Georgia
May __, 1998


         A COPY OF THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR ENDED DECEMBER 31, 1997 ACCOMPANIES THIS PROXY STATEMENT. THE COMPANY IS REQUIRED TO FILE AN ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997 WITH THE SECURITIES AND EXCHANGE COMMISSION. STOCKHOLDERS MAY OBTAIN, FREE OF CHARGE, A COPY OF THE COMPANY'S 1997 ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) BY WRITING TO MINDSPRING ENTERPRISES, INC., ATTENTION:
INVESTOR RELATIONS, 1430 WEST PEACHTREE STREET, SUITE 400, ATLANTA, GEORGIA 30309. THE COMPANY WILL PROVIDE COPIES OF THE EXHIBITS TO THE FORM 10-K UPON PAYMENT OF A REASONABLE FEE.

                          MINDSPRING ENTERPRISES, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 17, 1998

       THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

         The undersigned stockholder of MindSpring Enterprises, Inc. (the "Company") hereby appoints Campbell B. Lanier, III, Charles M. Brewer, and Michael G. Misikoff, or any of them, with full power of substitution, as proxies to cast all votes, as designated below, which the undersigned stockholder is entitled to cast at the 1998 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, June 17, 1998 at 9:00 a.m. (local time) at the High Museum of Art, Hill Auditorium, 1280 Peachtree Street, NE, Atlanta, Georgia, upon the following matters and any other matter as may properly come before the Annual Meeting or any adjournments thereof.

1.       Election of two Class III Directors to serve on the Board of
         Directors:

         Class III Directors:

                 Charles M. Brewer
                 Campbell B. Lanier, III

         [ ] FOR all the nominees listed above (except as marked to the contrary below).

         [ ]     WITHHOLD AUTHORITY to vote for all the nominees listed above.

                 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

                 -------------------------------------------------------------

2. Proposal to approve the amendment to Article 4 of the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock.

         [ ]   FOR               [ ]   AGAINST              [ ]   ABSTAIN

3. Proposal to approve the amendment to Article 4 of the Company's Amended and Restated Certificate of Incorporation to eliminate the Company's Class C Preferred Stock.

         [ ]   FOR               [ ]   AGAINST              [ ]   ABSTAIN

4. Proposal to approve the amendment to the 1995 Stock Option Plan to increase the number of shares of the Company's Common Stock that may be issued thereunder.

         [ ]   FOR               [ ]   AGAINST              [ ]   ABSTAIN

5. Proposal to approve an amendment to the Directors Stock Option Plan to provide for discretionary grants of options to non-employee Directors.

         [ ]   FOR               [ ]   AGAINST              [ ]   ABSTAIN

6. Proposal to ratify the appointment of Arthur Andersen LLP as the independent auditors of the Company for the fiscal year ending December 31, 1998.

         [ ]   FOR               [ ]   AGAINST              [ ]   ABSTAIN


            (Continued and to be dated and signed on reverse side.)

                          (continued from other side)

This proxy, when properly executed, will be voted as directed by the undersigned stockholder and in accordance with the best judgment of the proxies as to other matters. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES LISTED IN PROPOSAL 1, "FOR" PROPOSALS 2, 3, 4, 5 AND 6, AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES AS TO OTHER MATTERS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED IN PROPOSAL 1, AND "FOR" PROPOSALS 2, 3, 4, 5 AND 6.

         The undersigned hereby acknowledges prior receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated May __, 1998 and the 1998 Annual Report to Stockholders, and hereby revokes any proxy or proxies heretofore given. This Proxy may be revoked at any time before it is voted by delivering to the Secretary of the Company either a written revocation of proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

         If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

                                        Date:   _________________ , 1998.

                                        -------------------------------------

                                        -------------------------------------

                                        Signature of Stockholder or Authorized
                                        Representative

                                        Please date and sign exactly as name
                                        appears hereon.  Each executor,
                                        administrator, trustee, guardian,
                                        attorney-in-fact and other fiduciary
                                        should sign and indicate his or her
                                        full title.  In the case of stock
                                        ownership in the name of two or more
                                        persons, all persons should sign.


[ ]   I PLAN TO ATTEND THE JUNE 17, 1998 ANNUAL STOCKHOLDERS MEETING


PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY TO ENSURE A QUORUM AT THE MEETING. IT IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE.

                                                                    ATTACHMENT A

                          MINDSPRING ENTERPRISES, INC.

                              AMENDED ARTICLE 4 TO
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION



ARTICLE 4.    CAPITAL STOCK

     4.1. AUTHORIZED SHARES

     The total number of shares of capital stock that the Corporation shall be authorized to issue is 61,000,000 divided into two classes as follows: (i) Sixty million (60,000,000) shares of common stock having a par value of $.01 per share ("Common Stock"), and (ii) One Million (1,000,000) shares of serial preferred stock in series having a par value of $.01 per share (the "Preferred Stock").

     4.2. COMMON STOCK

           4.2.1.   RELATIVE RIGHTS

           The Common Stock shall be subject to all of the rights, privileges, preferences and priorities of the Preferred Stock as set forth herein and in the certificate of designations filed to establish the respective series of Preferred Stock. Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.

           4.2.2.   DIVIDENDS

           Whenever there shall have been paid, or declared and set aside for the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of the Corporation.

           4.2.3.   DISSOLUTION, LIQUIDATION, WINDING UP

           In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock, and holders of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.

           4.2.4.   VOTING RIGHTS

           Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, share for share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.

     4.3. PREFERRED STOCK

     The Board of Directors is authorized, subject to limitations prescribed by the Delaware General Corporation Law and the provisions of this Amended and Restated Certificate of Incorporation to provide, by resolution or resolutions from time to time and filing a certificate pursuant to the applicable provision of the Delaware General Corporation Law, for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designation, preferences, relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

                                                                 ATTACHMENT B





                          MINDSPRING ENTERPRISES, INC.

                          DIRECTORS STOCK OPTION PLAN

                        AS AMENDED AS OF MARCH 25, 1998

                               TABLE OF CONTENTS

1. PURPOSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
2. ADMINISTRATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     2.1. Board   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     2.2. No Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
3. STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
4. ELIGIBILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
5. EFFECTIVE DATE AND TERM OF THE PLAN  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
6. GRANT OF OPTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     6.1. Formula Grants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     6.2. Discretionary Grants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
7. OPTION AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
8. OPTION PRICE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
9. TERM AND EXERCISE OF OPTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
     9.1. Term  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
     9.2. Option Period and Limitations on Exercise   . . . . . . . . . . . . . . . . . . . . .   4
     9.3. Method of Exercise  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
10. TRANSFERABILITY OF OPTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
11. SERVICE TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
12. RIGHTS IN THE EVENT OF DEATH OR DISABILITY  . . . . . . . . . . . . . . . . . . . . . . . .   6
     12.1. Death  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     12.2. Disability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
13. USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
14. SECURITIES ACT OF 1933  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
15. SECURITIES EXCHANGE ACT OF 1934: RULE 16B-3 . . . . . . . . . . . . . . . . . . . . . . . .   7
     15.1. General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     15.2. Additional Restriction on Transfer of Stock  . . . . . . . . . . . . . . . . . . . .   7
16. AMENDMENT AND TERMINATION OF THE PLAN . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
17. EFFECT OF CHANGES IN CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     17.1. Changes in Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     17.2. Reorganization With Corporation Surviving  . . . . . . . . . . . . . . . . . . . . .   8
     17.3. Other Reorganizations; Sale of Assets/Stock  . . . . . . . . . . . . . . . . . . . .   9
     17.4. Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
     17.5. No Limitations on Corporation  . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
18. DISCLAIMER OF RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
19. NONEXCLUSIVITY OF THE PLAN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

                          MINDSPRING ENTERPRISES, INC.
                          DIRECTORS STOCK OPTION PLAN

        MindSpring Enterprises, Inc., a Delaware corporation (the
"Corporation"), sets forth herein the terms of this Directors Stock Option Plan (the "Plan") as follows:

1.   PURPOSE

        The Plan is intended to advance the interests of the Corporation by providing eligible individuals (as designated pursuant to Section 4 below) an opportunity to acquire (or increase) a proprietary interest in the Corporation, which thereby will create a stronger incentive to expend maximum effort for the growth and success of the Corporation and its subsidiaries and will encourage such eligible individuals to remain in the employ or service of the Corporation or that of one or more of its affiliates. No stock option granted under the Plan (an "Option") is intended to be an "incentive stock option" ("Incentive Stock Option") within the meaning of Section 422 of the Internal Revenue Code of 1986, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time (the "Code").

2.   ADMINISTRATION

   2.1.    BOARD

        The Plan shall be administered by the Board of Directors of the Corporation (the "Board"), which shall have the full power and authority to take all actions and to make all determinations required or provided for under the Plan or any Option granted or Option Agreement (as defined in Section 7 below) entered into hereunder and all such other actions and determinations not inconsistent with the specific terms and provisions of the Plan deemed by the Board to be necessary or appropriate to the administration of the Plan or any Option granted or Option Agreement entered into hereunder. The interpretation and construction by the Board of any provision of the Plan or of any Option granted or Option Agreement entered into hereunder shall be final and conclusive.

   2.2.    NO LIABILITY

        No member of the Board shall be liable for any action or determination made, or any failure to take or make an action or determination, in good faith with respect to the Plan or any Option granted or Option Agreement entered into hereunder.

3.   STOCK

           The stock that may be issued pursuant to Options granted under the Plan shall be shares of Common Stock of the Corporation (the "Stock"), which shares may be treasury shares or authorized but unissued shares. The number of shares of Stock that may be issued pursuant to Options granted under the Plan shall not exceed in the aggregate 70,000 shares of Stock, which number of shares is subject to adjustment as provided in Section 17.4 below. If any Option expires, terminates or is terminated for any reason prior to exercise in full, the shares of Stock that were subject to the unexercised portion of such Option shall be available for future Options granted under the Plan.

4.   ELIGIBILITY

           Options will be granted under the Plan to non-employee directors of the Corporation.

5.   EFFECTIVE DATE AND TERM OF THE PLAN

           The Plan shall be effective as of the date of adoption by the Board (the "Effective Date"), subject to approval of the Plan within one year of such Effective Date by the affirmative votes of the holders of a majority of the shares present, or represented, and entitled to vote at a duly held meeting of the stockholders of the Corporation at which a quorum is present, either in person or by proxy, or by written consent in accordance with applicable state law and the Certificate of Incorporation or the Bylaws of the Corporation; provided, however, that upon approval of the Plan by the stockholders of the Corporation as set forth above, all options granted under the Plan on or after the Effective Date shall be fully effective as if the stockholders of the Corporation had approved the Plan on the Effective Date. If the stockholders fail to approve the Plan within one year of such Effective Date, any options granted hereunder shall be null, void and of no effect. The Plan shall terminate on the date ten years after the Effective Date.

6.   GRANT OF OPTIONS

   6.1.    FORMULA GRANTS

           On the Effective Date, each nonemployee director then serving on the Board shall be granted Options to purchase 10,000 shares of Stock. Thereafter, the Board shall grant to each nonemployee director of the Corporation, upon such person's initial election or appointment to serve as such a director, Options to purchase 10,000 shares of Stock.

   6.2.    DISCRETIONARY GRANTS

           The Board may, at any time and from time to time prior to the date of termination of the Plan, grant to any nonemployee director then serving on the Board Options to purchase such number of shares of Stock on such terms and conditions as the Board may determine. Without limiting the foregoing, the Board may at any time, with the consent of the Optionee, amend the terms of outstanding Options or issue new Options in exchange for the surrender and cancellation of outstanding Options. The date on which the Board approves the grant of an Option (or such later date as is specified by the Board) shall be considered the date on which such Option is granted.

7.   OPTION AGREEMENTS

            All Options granted pursuant to the Plan shall be evidenced by written agreements ("Option Agreements") executed by the Corporation and by the Optionee, in such form or forms as the Board shall from time to time determine. Option Agreements covering Options granted from time to time or at the same time need not contain similar provisions; provided, however, that all such Option Agreements shall comply with all terms of the Plan.

8.   OPTION PRICE

            The purchase price of each share of the Stock subject to an Option granted pursuant to Section 6.1 (the "Option Price") shall be the fair market value of the Stock (the "Market Price") as determined by the Board. The Option Price of each share of Stock subject to an Option granted pursuant to Section
6.2 shall be fixed by the Board and stated in each Option Agreement. In the event that the Stock is listed on an established national or regional stock exchange, is admitted to quotation on the National Association of Securities Dealers Automated Quotation System, or is publicly traded on an established securities market, in determining the fair market value of the Stock, the Board shall use the closing price of the Stock on such exchange or System or in such market (the highest such closing price if there is more that one such exchange or market) on the trading date immediately before the Option is granted (or, if there is no such closing price, then the Board shall use the mean between the high and low prices on such date), or, if no sale of the Stock had been made on such day, on the next preceding day on which any such sale shall have been made.

9.   TERM AND EXERCISE OF OPTIONS

   9.1.    TERM

            Each Option granted pursuant to Section 6.1 shall terminate and all rights to purchase shares thereunder shall cease upon the expiration of ten years and 30 days from the date such Option is granted. Each Option granted pursuant to Section 6.2 shall terminate and all rights to purchase shares thereunder shall cease upon the date determined by the Board.

   9.2.    OPTION PERIOD AND LIMITATIONS ON EXERCISE

            The Optionee may exercise the Option granted pursuant to Section
6.1 (subject to the limitations on exercise set forth in this Plan or in the Option Agreement relating to such Option), in installments as follows: on the second anniversary of the date of grant of the Option, as set forth in Section
6.1 above, the Option shall be exercisable in respect of 50 percent of the number of shares specified in Section 6.1 above, and the Option shall be exercisable in respect of an additional 25 percent of the number of shares specified in Section 6.1 above on each of the third and fourth anniversaries of the date of grant, as set forth in Section 6.1 above. The foregoing installments, to the extent not exercised, shall accumulate and be exercisable, in whole or in part, at any time and from time to time, after becoming exercisable and prior to the termination of the Option; provided, that no single exercise of the Option shall be for less than 100 shares, unless the number of shares purchased is the total number at the time available for purchase under this Option. The Optionee may exercise the Option granted pursuant to Section
6.2 (subject to the limitations on exercise set forth in this Plan or in the Option Agreement relating to such Option) in whole or in part, at any time and from time to time, over a period commencing on or after the date of grant and, to the extent that the Board determines and sets forth a termination date for such Option in the Option Agreement (including any amendment thereto), ending upon the stated expiration or termination date.

   9.3.    METHOD OF EXERCISE

            An Option that is exercisable hereunder may be exercised by delivery to the Corporation on any business day, at its principal office addressed to the attention of the President, of written notice of exercise, which notice shall specify the number of shares with respect to which the Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares for which the Option is being exercised. The minimum number of shares of Stock with respect to which an Option may be exercised, in whole or in part, at any time shall be the lesser of 100 shares or the maximum number of shares available for purchase under the Option at the time of exercise. Payment of the Option Price for the shares of

Stock purchased pursuant to the exercise of an Option shall be made, as determined by the Board and set forth in the Option Agreement pertaining to an Option, either (i) in cash or by check payable to the order of the Corporation (which check may, in the discretion of the Corporation, be required to be certified); (ii) through the tender to the Corporation of shares of Stock, which shares shall be valued, for purposes of determining the extent to which the Option Price has been paid thereby, at their fair market value (determined by the Board in good faith) on the date of exercise; or (iii) by a combination of the methods described in (i) and (ii). An attempt to exercise any Option granted hereunder other than as set forth above shall be invalid and of no force and effect. Notwithstanding the foregoing, payment in full of the Option Price need not accompany the written notice of exercise provided the notice directs that the Stock certificate of certificates for the shares for which the Option is exercised be delivered to a licensed broker acceptable to the Corporation as the agent for the individual exercising the Option and, at the time such Stock certificate or certificates are delivered, the broker tenders to the Corporation cash (or cash equivalents acceptable to the Corporation).

            Promptly after the exercise of an Option and the payment in full of the Option Price of the shares of Stock covered thereby, the individual exercising the Option shall be entitled to the issuance of a Stock certificate or certificates evidencing his ownership of such shares. An individual holding or exercising an Option shall have none of the rights of a stockholder until the shares of Stock covered thereby are fully paid and issued to him, and, except as provided in Section 17 below, no adjustment shall be made for dividends or other rights for which the record date is prior to the date of such issuance.

10.  TRANSFERABILITY OF OPTIONS

            During the lifetime of an Optionee, only such Optionee (or, in the event of legal incapacity or incompetency, the Optionee's guardian or legal representative) may exercise the Option. No Option shall be assignable or transferable by the Optionee to whom it is granted, other than by will or the laws of descent and distribution.

11.  SERVICE TERMINATION

            Except as otherwise provided in the Optionee's Option Agreement, upon the termination of an Optionee's service as a director of the Corporation or a Subsidiary, other than by reason of the death or permanent and total disability of such Optionee, any Option granted to an Optionee pursuant to the Plan shall terminate, and such Optionee shall have no further right to purchase shares of Stock pursuant to such Option.

12.  RIGHTS IN THE EVENT OF DEATH OR DISABILITY

   12.1.   DEATH

            Except as otherwise provided in the Optionee's Option Agreement, if an Optionee dies while in the service of the Corporation or an affiliate or Subsidiary, the executors or administrators or legatees or distributees of such Optionee's estate shall have the right (subject to the general limitations on exercise set forth in Section 9.2 above), at any time within one year after the date of such Optionee's death and prior to termination of the Option pursuant to
Section 9.1 above, to exercise any Option held by such Optionee at the date of such Optionee's death, whether or not such Option was exercisable immediately prior to such Optionee's death.

   12.2.   DISABILITY

            Except as otherwise provided in the Optionee's Option Agreement, if an Optionee's service is terminated by reason of the permanent and total disability of the Optionee, then such Optionee shall have the right (subject to the general limitations on exercise set forth in Section 9.2 above), at any time within one year after such termination of service and prior to termination of the Option pursuant to Section 9.1 above, to exercise, in whole or in part, any Option held by such Optionee at the date of such termination, whether or not such Option was exercisable immediately prior to such termination. Whether such termination is to be considered by reason of permanent and total disability for purposes of this Plan shall be determined by the Board, which determination shall be final and conclusive.

13.  USE OF PROCEEDS

            The proceeds received by the Corporation from the sale of Stock pursuant to Options granted under the Plan shall constitute general funds of the Corporation.

14.  SECURITIES ACT OF 1933

            The Corporation shall not be required to sell or issue any shares of Stock under any Option if the sale or issuance of such shares would constitute a violation by the individual exercising the Option or the Corporation of any provisions of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. Specifically in connection with the Securities Act of 1933, as amended (the "Securities Act"), upon exercise of any Option, unless a registration statement under such Act is in effect with respect to the shares of Stock covered by such Option, the Corporation shall not be required to sell or issue such shares unless the Corporation has received evidence satisfactory to it that the holder of such Option may acquire such shares pursuant to an exemption from registration under such Act. Any determination in this connection by the Corporation shall be final, binding, and conclusive. The Corporation may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Corporation shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of shares pursuant thereto to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable unless and until the shares of Stock covered by such Option are registered or are subject to an available exemption from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

15.  SECURITIES EXCHANGE ACT OF 1934: RULE 16B-3

   15.1.   GENERAL

            The Plan is intended to comply with Rule 16b-3 ("Rule 16b-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from and after the date on which the Corporation first registers a class of equity security under Section 12 of the Exchange Act (the "Registration Date"). From and after the Registration Date, any provision inconsistent with Rule 16b-3 (as in effect on the Registration Date) shall, to the extent permitted by law and determined to be advisable by the Board be inoperative and void. Moreover, in the event the Plan does not include a provision required by Rule 16b-3 to be stated therein, such provision (other than one relating to eligibility requirements and the amount and timing of awards) shall be deemed automatically to be incorporated into the Plan insofar as participant is subject to Section 16 are concerned.

   15.2.   ADDITIONAL RESTRICTION ON TRANSFER OF STOCK

            From and after the Registration Date, no director, officer or other "insider" of the Corporation subject to Section 16 of the Exchange Act shall be permitted to sell Stock (which such "insider" had received upon exercise of an Option) during the six months immediately following the grant of such Option.

16.  AMENDMENT AND TERMINATION OF THE PLAN

            The Board may, at any time and from time to time, amend, suspend or terminate the Plan as to any shares of Stock as to which Options have not been granted; except that any amendment or alteration to the Plan shall be subject to the approval of the Corporation's stockholders not later than the annual meeting next following such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to stockholders for approval. Except as permitted under Section 17 hereof, no amendment, suspension or termination of the Plan shall, without the consent of the holder of the Option, alter or impair rights or obligations under any Option theretofore granted under the Plan.

17.  EFFECT OF CHANGES IN CAPITALIZATION

   17.1.   CHANGES IN STOCK

            If the outstanding shares of Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Corporation by reason of the conversion of the outstanding shares of Preferred Stock to shares of Common Stock of the Corporation pursuant to the terms of the Certificate of Incorporation of the Corporation, or by reason of any recapitalization, reclassification, stock split-up, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Corporation, occurring after the Effective Date of the Plan, the number and kinds of shares for the purchase of which Options may be granted under the Plan shall be adjusted proportionately and accordingly by the Corporation. In addition, the number and kind of shares for which Options are outstanding shall be adjusted proportionately and accordingly, so that the proportionate interest of the holder of the Option immediately following such event shall, to the extent practicable, be the same as immediately prior to such event. Any such adjustment in outstanding Options shall not change the aggregate Option Price payable with respect to shares subject to the unexercised portion of the Option outstanding but shall include a corresponding proportionate adjustment in the Option Price per share.

   17.2.   REORGANIZATION WITH CORPORATION SURVIVING

            Subject to Section 17.3 hereof, if the Corporation shall be the surviving corporation in any reorganization, merger or consolidation of the Corporation with one or more other corporations, any Option theretofore granted pursuant to the Plan shall pertain to and apply to the securities to which a holder of the number of shares of Stock subject to such Option would have been entitled immediately following such reorganization, merger or consolidation, with a corresponding proportionate adjustment of the Option Price per share so that the aggregate

Option Price thereafter shall be the same as the aggregate Option Price of the shares remaining subject to the Option immediately prior to such reorganization, merger or consolidation.

   17.3.   OTHER REORGANIZATIONS; SALE OF ASSETS/STOCK

            Upon the dissolution or liquidation of the Corporation, or upon a merger, consolidation or reorganization of the Corporation with one or more other corporations in which the Corporation is not the surviving corporation, or upon a sale of substantially all of the assets of the Corporation to another corporation, or upon any transaction (including, without limitation, a merger or reorganization in which the Corporation is the surviving corporation) approved by the Board which results in any person or entity owning 80 percent or more of the combined voting power of all classes of stock of the Corporation, the Plan and all Options outstanding hereunder shall terminate, except to the extent provision is made in writing in connection with such transaction for the continuation of the Plan and/or the assumption of the Options theretofore granted, or for the substitution for such Options of new options covering the stock of a successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and exercise prices, in which event the Plan and Options theretofore granted shall continue in the manner and under the terms so provided. In the event of any such termination of the Plan, each individual holding an Option shall have the right (subject to the general limitations on exercise set forth in Section 9.2 above), immediately prior to the occurrence of such termination and during such period occurring prior to such termination as the Board in its sole discretion shall designate, to exercise such Option in whole or in part, whether or not such Option was otherwise exercisable at the time such termination occurs and without regard to any installment limitation on exercise imposed pursuant to Section 9.2 above, but subject to any additional limitations that the Board may, in its sole discretion, include in any Option Agreement. The Board shall send written notice of an event that will result in such a termination to all individuals who hold Options not later than the time at which the Corporation gives notice thereof to its stockholders.

   17.4.   ADJUSTMENTS

            Adjustments under this Section 17 related to stock or securities of the Corporation shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. No fractional shares of Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit.

   17.5.   NO LIMITATIONS ON CORPORATION

            The grant of an Option pursuant to the Plan shall not affect or limit in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

18.  DISCLAIMER OF RIGHTS

            No provision in the Plan or in any Option granted or Option Agreement entered into pursuant to the Plan shall be construed to confer upon any individual the right to continue as a member of the Board or interfere in any way with the right of the Corporation to terminate such relationship.

19.  NONEXCLUSIVITY OF THE PLAN

            Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Corporation for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of stock options otherwise than under the Plan.


                       *          *          *          *